Exhibit 99.1

Alliance One International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.aointl.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE		Contact: Joel L. Thomas
(919) 379-4300
March 12, 2014

Alliance One and Öz-Ege Announce the Creation of Turkish Processing and Storage Joint Venture

Morrisville, NC - Alliance One International, Inc. (NYSE: AOI) today announced that its Turkish subsidiary, Alliance One Tütün A.Ş. (“AOT”) and Öz-Ege Tütün Sanayi Ve Ticaret A.Ş. (“Öz-Ege”), have entered into a joint venture, Oryantal Tütün Paketleme Sanayi A.Ş., (“OTP”) located in Torbali, Izmir in Turkey. Both AOT and Öz-Ege will contract with OTP for oriental tobacco processing and storage, while continuing to maintain separate farmer contracting, agronomy, buying and selling operations.

Mr. Mahmut Özgener, the Chairman of Öz-Ege’s Board of Directors, commented, “Turkey is the world leader for high quality aromatic oriental tobacco, a key ingredient in many cigarette blends around the globe. To drive improved value for our customers we have developed this processing and storage joint venture in our modern efficient facility. We look forward to the mutual benefits with AOT that this joint venture solidifies.”

Christian Cypher, Alliance One Regional Director for Europe, stated, “AOT’s new joint venture with Öz-Ege delivers enhanced value to our respective customers through improved processing and storage capabilities. Öz-Ege is a strong partner and together we are focused on a strategic alliance that further strengthens and provides viability for the Turkish oriental market and the dedicated Turkish oriental farmer. Öz-Ege’s respected history and similar customer-focused culture provides a sound base for the joint venture as we look to the future.”

Pieter Sikkel, Alliance One’s Chief Executive Officer and President, remarked, “Öz-Ege is a valued partner and we are pleased that our new state of the art facility positions the OTP joint venture as a leader in processing and storage in the Turkish market. Aligned with our goals of driving efficiency and reduced costs, this JV improves the value we bring to customers, while providing high quality, sustainable, compliant Turkish oriental tobacco.”

Alliance One International is a leading independent leaf tobacco merchant serving the world’s cigarette manufacturers. For more information on Alliance One, visit the Company’s website at www.aointl.com.

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed on June 17, 2013.